Exhibit 99.1
NEWS RELEASE

                                                                   CONTACT
                                                           David E. Bosher
                                                Vice President & Treasurer
                                                            (804) 287-5685


                  CADMUS COMMUNICATIONS CORPORATION ANNOUNCES
                             SECOND QUARTER RESULTS

RICHMOND, VA, January 23, 1997 - Cadmus Communications Corporation (NASDAQ NMS:CDMS) today reported net income of $2.2 million, or $.27 per share, for its second quarter ended December 31, 1996. Net income for the same quarter of fiscal 1996 amounted to $1.9 million, or $.26 per share. Income before extraordinary item was $2.7 million, or $.38 per share in the second quarter of 1996. There were 8,061,000 average outstanding shares for the second quarter of fiscal 1997, compared to 7,458,000 average outstanding shares for the same period of last year.

Sales for the second quarter of fiscal 1997 were $97.2 million, up 13% from sales of $85.8 million recorded in the second quarter of fiscal 1996. This increase was primarily attributable to acquisitions and internal growth from the Company's Periodicals and Graphic Communications Groups. Periodicals Group sales increased 33% due to the inclusion of Lancaster Information Group, acquired in May 1996, and continued internal growth in the Company's research journal business. Offsetting these gains was a 27% decline in magazine sales. Graphic Communications Group sales rose 8% due to the inclusion this year of Cadmus Technology Solutions, acquired in November 1995, and continued strong growth from the Company's specialty packaging and financial communications product lines. Marketing Group sales declined 13% in the second quarter due to lower revenues from custom publishing and interactive. Last year's second quarter results included $2.4 million of sales from the Company's consumer publishing business, which was divested in the first quarter of fiscal 1997.

Gross margins declined to 21.7% of sales in the second quarter of fiscal 1997 from 24.2% last year due to lower sales and higher production costs in the Marketing Group and excess manufacturing capacity in the Graphic Communications Group. Partially offsetting these negative factors were gross margin improvements in the Company's periodicals business and continued favorable impact from the integration of Lancaster Information Group.

Operating income rose 2% in the second quarter to $5.9 million, but declined as a percent of sales to 6.1% from 6.7% last year. However, the second quarter operating margin represented improvement from the 5.7% operating margin of the first quarter of fiscal 1997.


                                     -more-

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C. Stephenson Gillispie, Jr., Cadmus president and chief executive officer, stated, "We are pleased with the continued improvement in our operations this quarter. Our second quarter results are in line with our expectations and represent consistent progress compared to our first quarter of fiscal 1997 and fourth quarter of fiscal 1996."

Gillispie added, "We are particularly pleased with the continued growth in the profitability of our Periodicals Group. Influenced by positive gross margin trends, lower SG&A costs, and growth in the base research journal business, Periodicals Group operating margins improved further in the second quarter. In addition, financial performance from Lancaster continues to exceed our expectations. However, we continued to experience softness in our point-of-purchase product line and from several of our marketing businesses. Improvement in these businesses is critical to achieving our financial targets for the remainder of fiscal 1997. We believe that with new management in place at custom publishing and interactive, solid business development activities with prospective full-service clients, and continued aggressive actions to rationalize our costs to existing revenues levels, we will see improving performance from these businesses in the second half of fiscal 1997."

Net income for the six-month period ended December 31, 1996 was $3.9 million, or $.48 per share compared to $3.5 million, or $.50 per share, recorded in the same period of last year. Income before extraordinary item was $4.3 million, or $.62 per share, for the six-month period ended December 31, 1995. Average shares outstanding were 8,045,000 and 6,886,000 for the first six months of fiscal 1997 and 1996, respectively. Sales for the six months ended December 31, 1996 totaled $191.2 million, representing a 19% increase over the $160.5 million recorded in the same period last year.

Cadmus Communications Corporation is an integrated communications company offering products and services in three broad areas: periodicals, graphic communications, and marketing. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.

         --------------------------------------------------------------

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) continuing competitive pricing in the markets in which the Company competes, (2) the gain or loss of significant customers or the decrease in demand from existing customers, (3) the timing of significant orders received from customers, (4) seasonal changes in the demand for the Company's products, (5) changes in the Company's product sales mix, (6) continued success in the integration of recently acquired businesses, and (7) the performance of new management and leadership teams in the Company and its divisions.

                     **(See attached financial highlights)**

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               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)

                                                          Three Months Ended                  Six Months Ended
                                                             December 31,                       December 31,
                                                    -------------------------------      ---------------------------
                                                      1996                 1995             1996            1995
                                                    ----------          -----------      -----------      ----------
Net sales                                           $  97,232             $ 85,835       $  191,154       $ 160,508

Operating expenses:
    Cost of sales                                      76,167               65,090          148,874         121,893
    Selling and administrative                         15,175               14,988           31,276          28,906
     Restructuring gain                                   ---                  ---             (250)            ---
                                                    ---------             --------       ----------       ---------
                                                       91,342               80,078          179,900         150,799

Operating income                                        5,890                5,757           11,254           9,709

Interest and other expenses:
    Interest                                            2,093                1,395            4,169           2,817
    Other, net                                            272                  (23)             783              34
                                                    ---------             --------       ----------       ---------
                                                        2,365                1,372            4,952           2,851
Income before income taxes and extraordinary
  item                                                  3,525                4,385            6,302           6,858

Income taxes                                            1,343                1,649            2,426           2,606
                                                    ---------             --------       ----------       ---------
Income before extraordinary item                        2,182                2,736            3,876           4,252

Extraordinary loss on early  extinguishment
of debt (net of income tax benefit of $487)               ---                  795              ---             795
                                                    ---------             --------       ----------       ---------
Net income                                          $   2,182             $  1,941       $    3,876       $   3,457
                                                    =========             ========       ==========       =========

Earnings per share:

    Income before extraordinary item                $     .27             $    .38       $      .48       $     .62

    Extraordinary loss on early
        extinguishment of debt                            ---                  .12              ---             .12
                                                    ---------             --------       ----------       ---------
    Net income per share                            $     .27             $    .26       $      .48       $     .50
                                                    =========             ========       ==========       =========
Weighted average common shares
    outstanding                                         8,061                7,458            8,045           6,886
                                                    =========             ========       ==========       =========

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